EXHIBIT 10.1

INTERNET ADVERTISING AGREEMENT

THIS INTERNET ADVERTISING AGREEMENT (this "Agreement") is entered into as of the 29th day of August, 2007, by and between Nexplore Corporation, a Nevada corporation ("Publisher") and WDT World Discount Telecommunications Co., a Texas corporation ("Advertiser").

In consideration of the mutual promises and covenants contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Advertising. Publisher shall use its diligent and best commercial efforts to provide the Internet-related advertising specified in Exhibit "1," attached hereto and incorporated herein for all purposes (the "Services"). Any advertising submitted by Advertiser must be in form and substance reasonably acceptable to Publisher.

2.     Payment. Advertiser shall pay the fee set forth in Exhibit "1" to Publisher, due and payable as indicated therein.

3.     Indemnity. Advertiser shall at all times defend, indemnify and hold harmless Publisher and its officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors, and assigns from and against any and all third-party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising solely and exclusively out of the content of Advertiser's advertisements provided to Publisher by Advertiser and served by Publisher pursuant to this Agreement and/or any materials provided to Publisher by Advertiser to which users can link through those advertisements. As a condition of Advertiser's obligations to indemnify Publisher as provided in this Section or elsewhere in this Agreement, Publisher shall (i) give Advertiser immediate written notice in reasonable detail of any event or circumstances that might result in a claim for indemnification hereunder along with copies of all documents, pleadings, correspondence and the like supporting such claim, (ii) fully cooperate with Advertiser in the defense and settlement of such claims, and (iii) fully cooperate with Advertiser in all other aspects of the performance of the engagement. Advertiser shall have the right to control the defense of any action of such claim and all negotiations for its settlement with legal counsel reasonably satisfactory to Publisher, provided that Publisher shall be allowed to participate in such defense; provided, however, if Publisher fails or refuses to timely consent to the settlement of a claim which includes a release of Publisher, then and in such event, Advertiser's obligations to indemnify Publisher for such claim pursuant to this section or otherwise shall thereafter be limited to the amount set forth in such settlement proposal. In no event shall Advertiser be required to indemnify Publisher or any other party for (i) Publisher's tax liability including any interest or penalties related thereto, (ii) any claims, actions, demands, losses, causes of action, costs and expenses arising out of, resulting from, or related to the acts or omissions of Publisher or any other indemnified party, or (iii) any claims of any nature arising out of, resulting from, or relating to any changes in applicable statutes, laws, regulations, rules, policies, procedures, or the like effective from and after the date Advertiser provides materials hereunder. Any claim for indemnification under this Section must be made within twelve (12) months following the effective date hereof.

4.     Limitation of Liability and Additional Indemnity.

(a)      UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY CLAIMING BY OR THROUGH SUCH OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, COSTS OF DELAY, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF SUCH PARTY HAS BEEN ADVISED AS TO THE LIKELIHOOD OF SAME.

(b)     EXCEPT WITH RESPECT TO BREACHES OF CONFIDENTIALITY OR AS OTHERWISE PROVIDED FOR HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN ANY WAY FOR AN AMOUNT GREATER THAN THE PAYMENT OWED TO PUBLISHER UNDER SECTION 2 ABOVE.

(c)     NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, PUBLISHER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS ADVERTISER, ITS SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS (OF ANY TIER), AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, LOSSES, EXPENSES AND LIABILITIES ARISING OUT OF, IN CONNECTION WITH OR RESULTING FROM ANY ACT OR OMISSION IN THE PERFORMANCE OF SERVICES, OR ANY MATERIALS, ITEMS OR DELIVERABLES SUPPLIED BY PUBLISHER OR ITS CONTRACTORS (OF ANY TIER), CONSULTANTS, AGENTS, OFFICERS, DIRECTORS OR EMPLOYEES. SUCH INDEMNIFICATION OBLIGATION SHALL INCLUDE BUT NOT BE LIMITED TO THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES, COSTS AND EXPENSES OF CONSULTANTS AND EXPERT WITNESSES, COSTS OF APPEAL AND OTHER COSTS INCURRED IN DEFENDING ANY SUCH CLAIMS, AS WELL AS ALL AMOUNTS ADVERTISER PAYS TO ITS CUSTOMERS RESULTING FROM PUBLISHER'S PERFORMANCE OF SERVICES OR SUPPLY OF MATERIALS, ITEMS OR DELIVERABLES OR THAT OF ITS CONTRACTORS (OF ANY TIER), CONSULTANTS, AGENTS, OFFICERS, DIRECTORS OR EMPLOYEES. PUBLISHER SHALL UTILIZE COMPETENT COUNSEL ACCEPTABLE TO ADVERTISER IN ADVERTISER'S REASONABLE DISCRETION.

5.     Reports. Publisher shall provide to Advertiser those reports set forth in Exhibit "1" regarding the advertisement hereunder.

6.     Counterparts and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single instrument. Facsimile signatures are acceptable and deemed original signatures.

7.     Intellectual Property Rights. Neither party will acquire any ownership interest in each other's intellectual property. Publisher shall have the right to place Advertiser's logo, trade name and trademark on any advertising from Advertiser and to otherwise use such items in connection with the purposes of this Agreement.

8.     Force Majeure. Neither Publisher nor Advertiser shall be liable to the other for any failure or delay in its performance due to any cause beyond its control, including acts of war, acts of God, earthquake, riot, sabotage, labor shortage or dispute, Internet interruption, government acts, and other similar events.

9.     Miscellaneous. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. This Agreement may not be modified or amended, except by an instrument in writing signed by duly authorized officers of both of the parties hereto. This Agreement will be deemed entered into in Texas and will be governed by and interpreted in accordance with the laws of the State of Texas, excluding that body of law known as conflicts of law. The provisions of this Agreement relating to payment of any fees or other amounts owed, indemnification, confidentiality, limitations of liability and intellectual property shall survive any termination or expiration of this Agreement. The terms of this Agreement are the confidential information of Publisher. This Agreement has been negotiated and drafted by both parties, with counsel from both parties reviewing the document. The language in this Agreement shall be construed as to its fair meaning and not strictly for or against either party.

10.     Warranty. Publisher covenants and warrants that Publisher will perform all Services in accordance with the standards and practices of care, skill, and diligence customarily observed by similar firms under similar circumstances at the time the Services are rendered. Publisher warrants that all Services shall comply with all specifications and/or other requirements set forth in Exhibit "1," and shall be free of defects in workmanship. In addition to any other applicable or appropriate standards, Publisher shall utilize and comply with the relevant portions of any regulatory standards specifically referred to herein, Exhibit "1," or otherwise applicable to the Services. If the Services do not meet the warranties specified herein, Advertiser may, at its option, (i) require Publisher to correct at no cost to Advertiser any defective or nonconforming item; or (ii) correct the defective or nonconforming item itself and charge Publisher with the cost of such correction. Additionally, Publisher will indemnify Advertiser for any damages, costs, penalties or other amounts incurred by Advertiser resulting from Publisher's breach of warranty, including any amounts paid by Advertiser to its customers. The foregoing remedies are in addition to all other remedies at law, in equity, or under this Agreement, and shall not be deemed to be exclusive.

11.     Confidentiality.

(a)     Publisher's Obligations. All communications and information obtained by Publisher from Advertiser relating to this Agreement or the goods or services furnished hereunder, and all information developed by Publisher under this Agreement, are confidential ("Confidential Information"). Except as required by law or otherwise provided in this section, without the prior written consent of an authorized representative of Advertiser, Publisher shall neither divulge to, nor discuss with, any third party such Confidential Information. Prior to any disclosure of Confidential Information, whether as required by law or otherwise, Publisher shall inform Advertiser in writing of the nature and reasons for such disclosure. Publisher shall not use any communication or information obtained from Advertiser for any purpose other than the performance of this Agreement, without Advertiser's written prior consent. At the conclusion of the performance of this Agreement, Publisher shall return to Advertiser all written materials constituting or incorporating any communications or information obtained from Advertiser. Upon Advertiser's specific approval, Publisher may retain copies of such materials, subject to the requirements of this subsection (a). Notwithstanding the foregoing, the parties acknowledge and agree that the Publisher shall make a general news release concerning the existence of the Agreement, the content of which shall be subject to the mutual written agreement of each of Publisher and Advertiser.

(b)     Advertiser's Obligations. All documents, records, or other written or electronic materials received by Advertiser from Publisher relating to this Agreement and marked as "Confidential" will be kept confidential and maintained by Advertiser in the same manner as it treats its own confidential information. Upon termination or expiration of this Agreement, Advertiser may retain all such information unless Publisher requests its return, in which case Advertiser may retain copies of such information subject to the requirements of this section.

(c)     Exclusions. The parties' obligation of confidentiality hereunder shall not apply to any information disclosed hereunder if the disclosing party ("Discloser") establishes that (i) the information was publicly known at the time of its receipt by the recipient party ("Recipient") or has become publicly known other than by a breach of this Agreement or other action by the Recipient; (ii) the information was already known to Recipient or independently developed by Recipient, without obligation to keep it confidential, at the time of its receipt from Discloser; or (iii) the information was received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

(d)     Approved Disclosures. Publisher may disclose to any subcontractor or Advertiser approved third party any information otherwise subject to subsection (a) above that is reasonably required for the performance of the subcontractor's or third party's work. Prior to any such disclosure, Publisher shall obtain the subcontractor's or third party's written agreement to the requirements of subsection (a) above and shall provide a copy of such agreement to Advertiser.

(e)     Compelled Disclosure. In the event that the Recipient receives a request or demand to disclose all or any part of Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction, or an authorized governmental agency of any country, political subdivision thereof or jurisdiction in which Recipient conducts business or otherwise, Recipient may comply with such request or demand only if the Recipient:

(i)	asserts the privileged and confidential nature of Confidential Information against the third party seeking disclosure;

(ii)	promptly notifies Discloser in writing of any such requirement or order to disclose; and

(iii)

promptly notifies Discloser in writing of any such requirement or order to disclose; and cooperates fully with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of Confidential Information.

12.     Compliance with Laws. In the performance of this Agreement, each party shall at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements. In the event that the other party's assistance is necessary to achieve such compliance, the party shall promptly notify such other party. Upon a party's request, the other party shall provide such party with documentation demonstrating the party's compliance. After reasonable notice and under reasonable conditions, each party shall have the right to inspect and copy any records of the other party regarding such compliance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of August , 2007.

Publisher: By: /s/ Paul O. Williams Title: Chairman/CFO	Advertiser: By: /s/ Roman Talis Title: President

EXHIBIT "1"

1.	Advertisement.	(1) Up to 400,000 impressions per month on various Advertiser web destinations (no guarantee of any quantity).

(2) Advertiser to create the ads described above in compliance with Publisher's standards.

2.	Reports.

Publisher shall provide the following reports to Advertiser (or the ability of Advertiser to pull reports online) within 30 days after the end of each month: The number of impressions of Advertiser's ads served on the Publisher's sites [and any other specific reports reasonably requested by Advertiser.]

3.	Payment Terms:	- $83,333 prepaid for the year 2007 (prorated)

- $250,000 prepaid for the year 2008

- $500,000 for the year 2009

- $1,000,000 for the year 2010

- $2,000,000 for the year 2011

4.	Term:

The term of this agreement is fifty two (52) months and can be terminated by either party after 16th month of service on 30 days advance written notice. Notwithstanding the foregoing, if either party commits a material breach of any provision of this Agreement, the other party may terminate this Agreement at any time, provided that the breaching party fails to cure the breach within thirty (30) days of receiving written notice of the non-breaching party's intent to terminate. Further, should either party (i) be adjudged or become insolvent; (ii) have any proceedings instituted by or against it in bankruptcy, under insolvency laws, or for the party's reorganization, receivership, dissolution, or liquidation; (iii) make an assignment for the benefit of creditors or any general arrangement with creditors; or (iv) discontinue business or adopt a resolution calling for same, the other party may terminate this Agreement for cause upon twenty-four (24) hours written notice. Upon termination or expiration of this Agreement, Publisher will, in addition to any other obligations of Publisher on termination or expiration, (i) cease all performance of the terminated Services and furnish to Advertiser all completed deliverables and work in progress; (ii) return to Advertiser all copies of any confidential or proprietary information of Advertiser related to the terminated Services, and cease all use of these materials; and (iii) within thirty (30) days, provide a full accounting itemizing all Services performed prior to termination for which Publisher has not yet received payment.

5.	Information for Publisher:	WDT World Discount Telecommunications Co.
13644 Neutron Road, Dallas, TX 75244-4410
Phone: ( )
Fax: ( )
Email:
Web site:

6.	Information for Advertiser:	NeXplore Corporation
2601 Network Blvd. Suite 208, Frisco, TX 75034
Phone: (214) 432 0637
Fax: (469) 3627634
Email: emendel@neXplore.com
Web site: www.neXplore.com

7.	Any Additional Terms: